EXHIBIT 99(a)

                       IMPORTANT FACTORS AND ASSUMPTIONS
                     REGARDING FORWARD-LOOKING STATEMENTS

These cautionary statements are being made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act. Investors are cautioned that any forward-looking statements made by Modine are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including: customers' integration of products currently being supplied by the Company; the success of Modine or its competitors in obtaining the business of the customer base; the ability to pass on increased costs to customers; variations in currency-exchange rates in view of a large portion of the Company's business being non-domestic; the impact of year 2000 compliance by the Company or those entities with which the Company does business; labor relations at Modine, its customers, and its suppliers, which may affect the continuous supply of product; and the ability to improve acquisitions' operations.

In making statements about Modine's fiscal-1999 operating results, management has assumed relatively stable economic conditions in the United States and worldwide, no unanticipated swings in the business cycles affecting customer industries, and a reasonable legislative and regulatory climate in those countries where Modine does business.

Readers are cautioned not to place undue reliance on Modine's forward-looking statements, which speak only as of the date such statements are made.


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